For additional information contact: Rick Black, 713-329-6808

For Immediate Release:

Luby’s Announces Second Quarter Fiscal 2007 Results

HOUSTON, TX - March 20, 2007 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the second quarter fiscal 2007, which ended on February 14, 2007. Sales in the second quarter fiscal 2007 were $72.1 million compared to $75.0 million in the second quarter fiscal 2006, which ended on February 15, 2006.

As the Company reported on March 1, 2007, sales were adversely affected in the second quarter primarily due to severe winter weather throughout Texas. Many of the Company’s Texas markets experienced harsh winter conditions during January for over one week, including snow and ice storms. Same-store sales declined 3.6 percent during the second quarter compared to the same quarter last year. The Company estimated that approximately half of the decline in same-store sales, or 1.5 to 2.0 percent, was related to severe weather.

Net income in the second quarter was $1.9 million, or $0.07 per share diluted, compared to net income of $3.3 million, or $0.12 per share diluted, in the second quarter 2006. Second quarter fiscal 2007 earnings were reduced by approximately $0.02 per share diluted after taxes by the impact of asset impairments and restaurant closings, the net loss on disposition of property and equipment, and discontinued operations.

Net income in the second quarter fiscal 2007 included income tax expense of $1.1 million primarily consisting of a regular federal income tax provision at an effective rate of approximately 35 percent. Second quarter 2006 tax expense did not reflect a provision for regular income tax, as it was fully offset by the release of previously deferred tax benefits.

“Second quarter sales were negatively impacted by severe winter weather in Texas. In comparison, weather in the prior year was very good and contributed to that quarter’s strong same-store sales growth of 6.7 percent. While bad weather and a difficult prior year comparison pressured our sales results, we managed expenses well and improved our prime cost as a percentage of sales in the second quarter,” said Chris Pappas, President and CEO. “The macroeconomic environment for our industry has tightened over the past six months; however, we believe that our team is executing well in the field. Our game plan to focus on preparing quality foods and providing excellent service will drive sales and profitability. We also plan to grow our organization by opening two new restaurants this year.”

Total prime costs of food and payroll in the second quarter were 60.8 percent of sales, an improvement compared to 61.7 percent last year. As a percentage of sales, food costs in the second quarter increased 0.1 percent compared to last year. Payroll costs as a percentage of sales in the second quarter decreased by 1.0 percent compared to last year. The decrease was primarily due to the continued focus on labor productivity, and there was also a benefit related to the reduction in workers compensation and employee injury costs. Other operating costs increased as a percentage of sales in the second quarter by 0.5 percent compared to last year primarily due to higher marketing and advertising expense related to promotions, offset by lower repairs and maintenance expense and lower utility costs. General and administrative costs remained the same at 6.9 percent compared to last year.

Conference Call
The company will host a conference call today at 10:00 a.m. Central Time, March 20, 2007, to discuss second quarter fiscal 2007 results. The second quarter conference call can be accessed live telephonically at (866) 711-8198, pin code Lubys (58297). A replay of the call will be available approximately two hours after the call ends through March 27, 2007. The replay number is (888) 286-8010 and the pin code is 78712033. A live audio webcast of the conference call will also be available via the Company’s website at http://www.lubys.com.

About Luby’s

Luby’s operates 127 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states.  Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)

	Quarter Ended		Two Quarters Ended
	February 14,	February 15,	February 14,	February 15,
	2007	2006	2007	2006
	(84 days)	(84 days)	(168 days)	(168 days)

SALES	$72,129	$75,034	$145,815	$147,615
COSTS AND EXPENSES:
Cost of food	19,557	20,224	39,372	39,931
Payroll and related costs	24,337	26,055	49,640	51,823
Other operating expenses	16,256	16,482	33,103	32,418
Depreciation and amortization	3,570	3,567	7,155	7,115
General and administrative expenses	4,981	5,151	10,023	9,771
Asset impairments and restaurant closings	190	—	190	(167)
Net loss/(gain) on disposition of property and equipment	312	259	494	(7)
Total costs and expenses	69,203	71,738	139,977	140,884
INCOME FROM OPERATIONS	2,926	3,296	5,838	6,731
Interest income	242	68	412	93
Interest expense	(199)	(247)	(391)	(520)
Other income, net	198	270	409	415
Income before income taxes and discontinued operations	3,167	3,387	6,268	6,719
Provision for income taxes	1,114	45	2,209	64
Income from continuing operations	2,053	3,342	4,059	6,655
Discontinued operations, net of income taxes	(171)	(45)	(262)	(1,135)
NET INCOME	$1,882	$3,297	$3,797	$5,520
Income per share - from continuing operations
- basic	$0.08	$0.13	$0.16	$0.26
- assuming dilution	0.08	0.12	0.15	0.24
Loss per share - from discontinued operations
- basic	$(0.01)	$—	$(0.01)	$(0.05)
- assuming dilution	(0.01)	—	(0.01)	(0.04)
Net income per share
- basic	$0.07	$0.13	$0.15	$0.21
- assuming dilution	0.07	0.12	0.14	0.20
Weighted average shares outstanding:
- basic	26,101	26,020	26,090	25,988
- assuming dilution	27,238	27,536	27,170	27,481

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended		Two Quarters Ended
	February 14,	February 15,	February 14,	February 15,
	2007	2006	2007	2006
	(84 days)	(84 days)	(168 days)	(168 days)

SALES	100%	100%	100%	100%
COSTS AND EXPENSES:
Cost of food	27.1%	27.0%	27.0%	27.1%
Payroll and related costs	33.7%	34.7%	34.0%	35.1%
Total prime costs	60.8%	61.7%	61.0%	62.2%
Other operating expenses	22.5%	22.0%	22.7%	22.0%
Depreciation and amortization	5.0%	4.8%	4.9%	4.8%
General and administrative expenses	6.9%	6.9%	6.9%	6.6%
Asset impairments and restaurant closings	0.3%	—%	0.1%	(0.1%)
Net loss/(gain) on disposition of property and equipment	0.4%	0.3%	0.4%	—%
Total costs and expenses	95.9%	95.7%	96.0%	95.7%
INCOME FROM OPERATIONS	4.1%	4.3%	4.0%	4.3%

Consolidated Balance Sheets
(In thousands except share data)

	February 14,	August 30,
	2007	2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,270	$9,715
Short-term investments	13,996	—
Trade accounts and other receivables, net	416	1,461
Food and supply inventories	2,445	2,392
Prepaid expenses	1,690	1,609
Deferred income taxes	828	1,160
Total current assets	23,645	16,337
Property and equipment, net	182,840	183,990
Property held for sale	1,446	1,661
Deferred income taxes	1,968	3,600
Other assets	920	1,111
Total assets	$210,819	$206,699

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$11,833	$10,932
Accrued expenses and other liabilities	22,163	23,119
Total current liabilities	33,996	34,051
Other liabilities	6,616	7,089
Total liabilities	40,612	41,140
Commitments and Contingencies
SHAREHOLDERS' EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; 27,799,027 shares and 27,748,983 shares issued and outstanding as of February 14, 2007 and August 30, 2006, respectively	8,896	8,880
Paid-in capital	42,534	41,699
Retained earnings	154,381	150,584
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	170,207	165,559
Total liabilities and shareholders' equity	$210,819	$206,699

Consolidated Statements of Cash Flows (unaudited)
(In thousands)

	Two Quarters Ended
	February 14,	February 15,
	2007	2006
	(84 days)	(84 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,797	$5,520
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for asset impairments, net of gains/losses on property sales	908	436
Depreciation and amortization	7,155	7,122
Amortization of debt issuance cost	215	216
Non-cash compensation expense	109	86
Share-based compensation expense	429	195
Deferred income tax expense	1,964	93
Cash provided by operating activities before changes in operating assets and liabilities	14,577	13,668
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables, net	1,045	(283)
Increase in food and supply inventories	(53)	(324)
Increase in prepaid expenses and other assets	(105)	(1,343)
Decrease in accounts payable, accrued expenses and other liabilities	(653)	(2,749)
Net cash provided by operating activities	14,811	8,969
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from redemption/maturity of short-term investments	10,926	1,667
Purchases of short-term investments	(24,922)	—
Proceeds from disposal of assets and property held for sale	70	3,697
Purchases of property and equipment	(6,643)	(6,131)
Net cash used in investing activities	(20,569)	(767)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	2,000
Repayment of debt	—	(8,300)
Proceeds received on exercise of stock options	313	937
Net cash provided by (used in) financing activities	313	(5,363)
Net increase (decrease) in cash and cash equivalents	(5,445)	2,839
Cash and cash equivalents at beginning of period	9,715	2,789
Cash and cash equivalents at end of period	$4,270	$5,628
Cash paid for:
Income taxes	$167	$181
Interest	76	416

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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